Exhibit 99.1

FOR IMMEDIATE RELEASE

December 3, 2009

Owens & Minor Announces Planned Retirement of Controller and Appoints Successor

Richmond, VA – BUSINESSWIRE – Owens & Minor (NYSE-OMI), a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company, announced today, that its Corporate Vice President & Controller, Olwen B. Cape, 59, intends to retire from the Company in April 2010. Cape has served the company as chief accounting officer since 1997, after working more than 20 years in public accounting and corporate finance. Owens & Minor simultaneously announced the appointment of D. Andrew Edwards, 50, as Corporate Vice President, Finance of Owens & Minor, effective December 14, 2009. Upon Cape’s retirement, Edwards is expected to assume the title of Corporate Vice President, Controller & Chief Accounting Officer of Owens & Minor. He will report to Corporate Senior Vice President & Chief Financial Officer James L. Bierman.

“Olwen leaves behind a legacy of excellence and strong accounting leadership,” said Craig R. Smith, President & Chief Executive Officer of Owens & Minor. “Her accounting knowledge and expertise added real depth to our team over the last 13 years, and we are very thankful for her many contributions. In turn, we welcome Drew to Owens & Minor and are pleased that we will be able to effect an orderly transition for our accounting team.”

Since 2003, Edwards served as the Chief Financial Officer of Tredegar Corporation, where he was both the principal financial and accounting officer. After joining Tredegar in 1992, he served in a variety of accounting, treasury and finance positions. Prior to joining Tredegar, he served in public accounting for nearly 10 years. Tredegar Corporation, located in Richmond, Virginia, is a global manufacturer of plastic films and aluminum extrusions.

Owens & Minor, Inc., (NYSE: OMI) a Fortune 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Trudi Allcott, Director, Investor & Media Relations: 804-723-7555 or truitt.allcott@owens-minor.com